FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 4, 1995

                CONTACT:  John W. Brown - 812/379-3389
                          William Kendall - 812/379-3285



         ARVIN REPORTS COMPLETION OF MANAGEMENT BUY-OUT
                      OF TECHNOLOGY SEGMENT

Columbus, IN. Arvin Industries, Inc. (NYSE:ARV), today reported it has sold its 70 percent ownership in Space Industries
International, Inc. ("SIII") to a group formed by SIII senior management. Upon completion of the sale, the new company changed its name to Calspan SRL Corporation.

"This move is one of the last planned moves to focus Arvin more on its core automotive businesses and more specifically Exhaust System and Ride Control Products. It is Arvin's intent to continue to build on business where it has global recognition as a major automotive supplier," stated Arvin CEO Byron Pond.

Arvin received approximately $30.6 million in cash and will guarantee approximately $23 million of the new company's debt. This guarantee will decline quarterly over a four year period before expiring. Proceeds from the sale will be used for debt reduction and new investment in the company's core businesses. The results of operations of SIII have been previously reported by Arvin as the Technology segment.

Arvin Industries, Inc., is a global manufacturer and supplier of automotive parts and related products and services.



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